EXHIBIT 99.1


                                                    NEWS


Contact:    Michael Clark                       Paul Rosengren
            Sempra Energy International         PSEG Global
            In the United States (877) 866-2066  (973) 430-5911
            International calls: (619) 696-4068 www.pseg.com www.sempra.com


  PSEG GLOBAL, SEMPRA ENERGY INTERNATIONAL COMPLETE PURCHASE OF
                     CHILQUINTA ENERGIA

  Companies Also Announce Sale of Stake in Central Puerto Unit

     SAN DIEGO and RIDGEWOOD, N.J., June 10, 1999 -- The international subsidiaries of San Diego-based Sempra Energy [NYSE:
SRE], and New Jersey-based Public Service Enterprise Group [NYSE:
PEG] today finalized the purchase of 90 percent of Chilquinta Energia S.A. from parent company, Chilquinta S.A. As part of the agreement, the joint venture will make a tender offer later this year to acquire the remaining 10 percent of Chilquinta Energia currently owned by other shareholders.
     The acquisition includes Chilquinta Energia, the third-largest electricity distributor in Chile, serving 405,000 customers in central Chile; Energas S.A., a natural gas distribution company that will reach more than 50,000 customers in central Chile by 2003; and 37 percent (a controlling interest) in Luz Del Sur, S.A., the second-largest electricity distributor in Peru, serving 690,000 customers in the southern zone of metropolitan Lima.
     In addition, the 50-50 joint venture has announced the sale of its newly acquired 32-percent stake in Central Puerto S.A., Argentina's largest thermal generator, to Chilean power company Gener S.A. for approximately $50 million. The sale is expected to close next week. Central Puerto owns and operates two plants in Buenos Aires and one in the Province of Neuquen in western Argentina, representing a total of 1,379 megawatts (MW).

                               -more-

     "The acquisition of Chilquinta Energia fits well with our Latin American electric distribution strategy," said Robert L. Logan, general manager, business development of PSEG Americas, the PSEG Global company that operates in the United States and Latin America. "The minority stake in the Central Puerto generation assets was therefore not the strategic focus of the acquisition. We are pleased to have reached a mutually beneficial agreement with Gener for the purchase of this company."
     "This strategic investment gives Sempra Energy International the size and scale to be a major player in the Latin American energy market," said Donald E. Felsinger, group president, unregulated affiliates, for Sempra Energy and chairman of Sempra Energy International. "With the addition of Chilquinta Energia, Sempra Energy International looks forward to providing superior energy services to 2.5 million customers in Chile, Argentina, Mexico, Peru and Uruguay."
     The total price for acquiring 100 percent of the shares of Chilquinta Energia is $840 million. The acquisition was funded by $520 million in equity provided equally by the two partners and $320 million in non-recourse debt provided by a syndicate of banks. Chase Securities Inc. and Dresdner Kleinwort Benson acted as the initial arrangers for the bank syndicate.
     Sempra Energy International and PSEG Global will have shared control and equal representation on Chilquinta Energia's board of directors. Sempra Energy International will oversee operations in Chile, while PSEG Global will oversee operations in Peru.
     PSEG Global develops, owns, and operates private power and distribution facilities with at least 35 projects in Argentina, Brazil, Chile, China, India, Peru, the U.S., and Venezuela. The company has assets valued at $1.5 billion. PSEG Americas is the company's North and South American subsidiary and is headquartered in Miami, supported by offices in Ridgewood, N.J.; Sao Paulo, Brazil; Caracas, Venezuela; and Buenos Aires, Argentina. Investments in this region include Rio Grande Energia, an electric distribution company in southern Brazil, a 180 MW low-sulfur, heavy-fuel-oil plant in Hawaii and a gas-fired plant in Venezuela. PSEG Global is a subsidiary of Public Service Enterprise Group with revenues of $5.9 billion.

                              -more-

     Sempra Energy International develops, operates and owns energy projects outside the United States. The company currently is involved in natural gas and electricity partnerships in Argentina, Chile, Mexico, Peru and Uruguay. Sempra Energy International is a subsidiary of Sempra Energy, a Fortune 500 energy services holding company, based in San Diego, with 12,000 employees, revenues of $5.5 billion and more than 6 million natural gas and electric meters serving 21 million customers.
                                 ###